EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

C. Troy Woodbury, Jr.

Treasurer and Chief Financial Officer

Wegener Corporation

(770) 814-4000

FAX (770) 623-9648

info@wegener.com

WEGENER REPORTS PROFITABLE FOURTH QUARTER

AND YEAR FOR FISCAL 2003

(November 25, 2003) – DULUTH, Georgia – WEGENER Corporation (Nasdaq: WGNR) a leading provider of satellite transmission solutions for broadcast and cable television networks worldwide, today announced financial results for the fourth quarter and the fiscal year ended August 29, 2003.

Both the fourth quarter and fiscal year 2003 were profitable. Fourth quarter fiscal 2003 revenues were $4.7 million, resulting in net earnings of $218,000 or $0.02 per share compared to fourth quarter fiscal 2002 revenues of $5.3 million and net earnings of $40,000, or less than $0.01 per share. WEGENER’s eighteen month backlog on August 29, 2003, stood at $12.7 million, up from 10.7 million a year earlier. The total backlog is more than $24 million.

Fiscal year 2003 revenues were $20.1 million with net earnings of $88,000, or less than $0.01 per share compared to fiscal year 2002 revenues of $23.5 million and net earnings of $808,000, or $0.07 per share.

“Our fourth quarter and current revenues are lower than we had anticipated. However, we have now completed initial development for iPump and are ramping our sales and marketing initiatives accordingly,” said WEGENER Chairman and CEO Robert A. Placek. “During the fourth quarter we took a number of steps to improve our sales and marketing capabilities. In fiscal 2004, we’ll continue to focus on our long range strategic plan to develop and introduce new products in each of our primary markets – private networks, cable television, and broadcast networks.”

“The markets for our HD, digital television and iPump products are growing rapidly and we expect significant new revenues from these areas during this fiscal year.” continued Mr. Placek. “In fact, we’ve received new orders in these product areas during the first quarter of fiscal year 2004. We continue to investigate additional strategic alliances similar to our private label product relationship with Scientific-Atlanta, Inc. and strategic marketing agreement with Globecomm Systems, Inc.”

WEGENER expects the first quarter of its fiscal year 2004 to reflect an operating loss due to delayed product introductions and the long sales cycles in the satellite distribution industry.

However, the Company believes it will show significant improvement in the second half of fiscal 2004.

WEGENER Corporation, through its subsidiary WEGENER Communications, is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music, satellite paging and financial information distribution. COMPEL, WEGENER’s patented network control system provides networks with unparalleled ability to regionalize programming and commercials through total receiver control. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER Communications can be reached at +1.770.814.4000 or on the World Wide Web at www.WEGENER.com.

COMPEL, ENVOY, UNITY, UNITY·IP and iPump are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release contains statements which may be forward-looking within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995. The statements include projections regarding future sales results, expected contributions to revenues and earnings from our established products and our new line of products just reaching the marketplace and market opportunities, and are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the WEGENER digital and analog video and audio transmission product lines, effectiveness of the revitalized sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to digital broadcast equipment, acceptance of various networks of standards for digital broadcasting, general market conditions which may not improve during fiscal year 2004 and beyond, and success of WEGENER’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Form 10-K. The Company intends that such forward-looking statements are subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected or inferred results. Forward-looking statements speak only as of the date the statement was made. WEGENER Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements.

(Table to follow)

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data

(in $000’s except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	August 29, 2003	August 30, 2002		August 29, 2003		August 30, 2002
Revenue	$4,714		$5,275		$20,133	$23,459

Earnings (loss) before income taxes	(49)		60		(252)	1,281
Income tax expense (benefit)	(267)		20		(340)	473

Net earnings (loss)	$218		$40		$88	$808

Net earnings (loss) per share
Basic	$0.02	$	*	$	*	$0.07
Diluted	$0.02	$	*	$	*	$0.07

Shares used in per share calculation
Basic	12,374		12,229		12,329	12,161
Diluted	12,740		12,335		12,480	12,229

*	less than $0.01 per share

WEGENER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(000 omitted)

	August 29, 2003	August 30, 2002
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,213	$5,118
Accounts receivable	3,560	3,038
Inventories	2,143	3,920
Deferred income taxes	2,109	2,225
Other	144	90

Total current assets	12,169	14,391
Property and equipment, net	2,914	2,995
Capitalized software costs, net	1,304	642
Deferred income taxes	1,029	623
Other assets, net	752	49

	$18,168	$18,700

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,195	$1,424
Accrued expenses	1,433	1,410
Customer deposit	255	777
Current maturities of long-term obligations	4	6

Total current liabilities	2,887	3,617
Long-term obligations, less current maturities	—	4

Total liabilities	2,887	3,621

Commitments and contingencies
Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares authorized; 12,371,251 shares issued	124	123
Additional paid-in capital	19,471	19,514
Deficit	(4,314)	(4,402)
Less treasury stock, at cost	—	(156)

Total shareholders’ equity	15,281	15,079

	$18,168	$18,700